UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 26, 2017

GP Strategies Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7234	52-0845774
(Commission File Number)	(IRS Employer Identification No.)

70 Corporate Center 11000 Broken Land Parkway, Suite 200, Columbia, MD	21044
(Address of Principal Executive Offices)	(Zip Code)

(443) 367-9600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On December 26, 2017, GP Strategies Corporation (the "Company") announced a new organizational structure and plan to improve operating results by increasing organic growth and reducing operating costs. In connection with the reorganization, the Company initiated restructuring and transition activities to improve operational efficiency, reduce costs and better position itself to drive future revenue growth. The Company estimates these initiatives will result in annual cost savings in the range of approximately $7 to $9 million. Of the total cost savings, approximately $3 million will be reductions in SG&A costs. In addition, approximately $4 to $6 million will be in operational savings primarily due to overhead reductions which will result from merging duplicate service lines and consolidation of offices. The Company estimates it will invest approximately $3 million of the total cost reductions to expand business development and innovation initiatives. The Company expects that the restructuring activities will be substantially completed in the first quarter of 2018 and certain transition costs will be incurred throughout 2018. At this time, the Company is unable to make a determination of the estimate of total restructuring costs that will be incurred as a result of these restructuring activities, but will provide this information in an amendment to this Form 8-K within four business days after it makes a determination of such an estimate or range of estimates.

GP Strategies issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events

On December 26, 2017, the Company also announced an update to a significant financial matter disclosed in its earnings press release for the third quarter ended September 30, 2017 in which the Company incurred a $2.6 million loss on a contract with a foreign oil and gas client due to a contract performance dispute. The contract has subsequently been terminated. As of September 30, 2017, the Company had approximately $3.8 million of net receivables from this client. The Company submitted a termination cost invoice to the client for approximately $10 million under the terms of the contract which includes work performed through the date of termination plus any committed costs as of the termination date. The Company is currently evaluating the recoverability of its receivable and the impact on its fourth quarter 2017 financial results. In connection with this contract termination, the Company estimates it will incur expenses including termination costs of approximately $2.5 million. In addition, the Company could incur up to an additional $1.0 million in costs including costs that would only be incurred upon receipt of payments upon successful settlement of the termination invoice.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release of GP Strategies Corporation dated December 26, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: December 29, 2017	/s/ Kenneth L. Crawford
Kenneth L. Crawford
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of GP Strategies Corporation dated December 26, 2017.